Exhibit 2(a)





                            STOCK PURCHASE AGREEMENT


                                     BETWEEN


                                 CANDIE'S, INC.


                           LICENSING ACQUISITION CORP.


                                       AND

                           MICHAEL CARUSO & CO., INC.


                                       AND


                        MICHAEL CARUSO, AS TRUSTEE OF THE


             CLAUDIO TRUST DATED FEBRUARY 2, 1990 AND GENE MONTESANO




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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.       Purchase and Sale of Company Shares.................................  2

2.       Purchase Price......................................................  2
         2.1.     Purchase Price.............................................  2
         2.2.     Additional Purchase Price..................................  3
         2.3.     Pledged Candie's Shares....................................  4
         2.4.     Allocation of the Purchase Price...........................  6

3.       Closing.............................................................  7
         3.1.     Closing Date...............................................  7
         3.2.     Action by Buyer............................................  7
         3.3.     Action by the Company and Selling Shareholders.............  8

4.       Covenants of the Parties............................................  8
         4.1.      Further Assurances........................................  8
         4.2.      Financial Audit...........................................  9
         4.3.      Consummation of Transaction............................... 10
         4.4.      Cooperation............................................... 11
         4.5.      Accuracy of Representations............................... 11
         4.6.      Notice of Material Change................................. 12
         4.7.      Liabilities, Inventory and Outstanding
                   Receivables............................................... 13
         4.8.      Unearned Advances of Company's License
                   Agreements................................................ 14
         4.9.      Payment of Taxes Upon Transfer of Company Shares.......... 14
         4.10.     Survival of Representations and Warranties................ 14
         4.11.     Discharge of Liens........................................ 15
         4.12.     Registration Rights....................................... 15
         4.13.     Lock-Up; Right of First Refusal........................... 16

5.       Representations and Warranties as to the Company.................... 17
         5.1.      Organization, Standing and Power.......................... 17
         5.2.      Capitalization............................................ 18
         5.3.      Interests in Other Entities............................... 19
         5.4.      Authority................................................. 19
         5.5.      Noncontravention.......................................... 20
         5.6.      Financial Statements...................................... 21
         5.7.      Absence of Liabilities.................................... 22
         5.8       Properties................................................ 22
         5.9.      Litigation................................................ 23
         5.10.     No Violation of Law....................................... 24
         5.11.     Intellectual Property..................................... 24
         5.12.     Tax Matters............................................... 26
         5.13.     Employee Arrangements..................................... 27
         5.14.     ERISA..................................................... 28
         5.15.     Certain Business Matters.................................. 28
         5.16.     Assumed Contracts......................................... 28
         5.17.     Approvals................................................. 29
         5.18      Environmental Matters..................................... 30




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         5.19. Information as to the Company................................. 32
         5.20. Tax Election.................................................. 32

6.       Representations and Warranties as to the Selling
         Shareholders........................................................ 33
         6.1.     Standing and Authority..................................... 33
         6.2.     Ownership of the Company Shares............................ 33
         6.3.     Noncontravention........................................... 34
         6.4.     Non-Registration of Securities............................. 35
         6.5.     Information as to the Selling Shareholders................. 35

7.       Representations and Warranties as to Buyer and
         Candie's............................................................ 36
         7.1.     Organization, Standing and Power........................... 36
         7.2.     Authority.................................................. 36
         7.3.     Candie's Shares............................................ 37
         7.4.     Candie's SEC Filings; Financial Statements................. 37
         7.5.     Noncontravention........................................... 39

8.       Indemnification..................................................... 40
         8.1.     Indemnification by the Selling Shareholders................ 40
         8.2.     Indemnification by Buyer and Candie's...................... 41
         8.3.     Third Party Claims......................................... 43
         8.4.     Exclusive Remedy........................................... 44

9.       Nondisclosure....................................................... 45
         9.1.     "Confidential Information" Defined......................... 45
         9.2.     Nondisclosure of Confidential Information.................. 46

10.      Legal Opinions...................................................... 46
         10.1.    Opinion of Counsel for the Company and the
                  Selling Shareholders....................................... 47
         10.2.    Opinion of Counsel for Candie's and the Buyer.............. 47

11.      Brokers............................................................. 47

12.      Miscellaneous Provisions............................................ 48
         12.1.    Expenses................................................... 48
         12.2.    Execution in Counterparts.................................. 48
         12.3.    Notices.................................................... 48
         12.4.    Amendment.................................................. 49
         12.5.    Entire Agreement........................................... 50
         12.6.    Headings................................................... 50
         12.7.    Assignment and Benefits.................................... 50
         12.8.    Binding Effect; Benefits................................... 50
         12.9.    Waiver, etc................................................ 51
         12.10.   Severability............................................... 51
         12.11.   Announcements.............................................. 51
         12.12.   Schedules.................................................. 52
         12.13.   Governing Law.............................................. 52



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                            STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT, dated as of the 24th day of September, 1998, is made by and among Licensing Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Candie's, Inc. ("Buyer"); Candie's Inc., a Delaware corporation ("Candie's"), Michael Caruso & Co., Inc., a California corporation (the "Company"); and each of Michael Caruso, as Trustee of the Claudio Trust, dated February 2, 1990 ("Caruso"), and Gene Montesano (said individuals being hereinafter collectively called the "Selling Shareholders" and severally, a "Selling Shareholder").

                              W I T N E S S E T H :

     WHEREAS, the Selling Shareholders are the owners of all of the issued and outstanding shares of common stock of the Company (the "Company Shares"); and

     WHEREAS, the Company is engaged in the manufacture, distribution and design of apparel and certain licensing activities (the "Business"); and

     WHEREAS, Buyer wishes to purchase all of the Company Shares from the Selling Shareholders and thereby acquire the Business upon the terms and conditions hereinafter set forth;




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     NOW, THEREFORE, in consideration of and in reliance upon the covenants, conditions, representations and warranties herein contained, the parties hereto hereby agree as follows:

     1. Purchase and Sale of Company Shares.

     Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, on the Closing Date (as defined in section 3.1 hereof), the Selling Shareholders, hereby sell, convey, assign, transfer and deliver to Buyer, the Company Shares, free and clear of any and all liens or encumbrances of any nature whatsoever.

     2. Purchase Price.

     2.1. Purchase Price. The purchase price (the "Purchase Price") for the Company Shares shall be payable by Buyer in the form of (i) 1,967,742 shares of common stock, par value of $.001 per share, (the "Candie's Common Stock") of Candie's (the "Initial Candie's Shares"), (ii) $100,000 in cash or immediately available funds, and (iii) the additional amount, if any, required to be paid pursuant to section 2.2 below (the "Additional Candie's Shares"). The Initial Candie's Shares and the Additional Candie's Shares are sometimes collectively referred to herein as the "Candie's Shares."




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     2.2. Additional Purchase Price.

     (a) In the event that the closing sale price of a share of Candie's Common Stock, as reported on The Nasdaq Stock Market, is less than $7.75 on the Closing Date, or does not reach $7.75 at any time within the six (6) month period immediately following the Closing Date (the "Valuation Period"), then Buyer shall, within five (5) business days following termination of the Valuation Period, pay issue and deliver to the Selling Shareholders an additional number of shares of Candie's Common Stock in an amount equal to (i) $15,250,000 minus the value of 1,967,742 shares of Candie's Common Stock calculated at a price per share equal to the Post Closing Valuation Price Per Share (as defined below); divided by (ii) the Post Closing Valuation Price Per Share. The term "Post Closing Valuation Price Per Share" shall mean the greater of (a) the highest closing sale price of a share of Candie's Common Stock, as reported on the Nasdaq Stock Market, during the Valuation Period, and (b) $6.0625.

     (b) In the event that the closing sale price of a share of Candie's Common Stock, as reported on The Nasdaq Stock Market, equals or exceeds $7.75 at any time during the Valuation Period, the Valuation Period shall immediately terminate and no Additional Candie's Shares shall be issued to the Selling Shareholders.

     (c) Anything contained herein to the contrary notwithstanding, in lieu of issuing the Additional Candie's



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Shares, Candie's shall have the option, exercisable in its sole discretion, to pay cash to the Selling Shareholders in an amount equal to (i) the number of Additional Candie's Shares determined in accordance with section 2.2. multiplied by (ii) the Post Closing Valuation Price Per Share ( the "Additional Cash"). The Additional Candie's Shares, or if Candie's exercises its option, the Additional Cash shall be allocated among the Selling Shareholders pro rata in accordance with their relative ownership percentages of the Company Shares on the Closing Date.

     2.3. Pledged Candie's Shares.

     (a) As collateral security for the payment of the indemnification obligations of the Selling Shareholders pursuant to Paragraph 8 hereof, the Selling Shareholders shall, and by execution hereof, do hereby grant a security interest in and pledge for the benefit of Candie's, the number of Candie's Shares equal to $2,000,000 divided by the greater of (i) the closing sale price of a share of Candie's Common Stock on the trading day immediately preceding the Closing Date, or (ii) $6.0625 (collectively, the "Pledged Candie's Shares"). The Pledged Candie's Shares shall be pledged by the Selling Shareholders pro rata in accordance with their relative ownership percentages of the Company Shares on the Closing Date.

     (b) The Pledged Candie's Shares shall be issued to and held of record by the appropriate Selling Shareholder but shall be delivered directly by Candie's transfer agent to Tenzer,



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Greenblatt LLP as escrow holder (the "Escrow Holder") promptly after the Closing
Date. At the Closing, each Selling Shareholder shall deliver to the Escrow
Holder a stock assignment separate from certificate executed in blank in a customary form for each certificate representing the Pledged Candie's Shares owned by him.

     (c) The Selling Shareholders shall be entitled to vote the Pledged Candie's Shares and receive any dividends and distributions made with respect to such Pledged Candie's Shares for so long as they are the registered holders thereof.

     (d) The Pledged Candie's Shares shall be held by Escrow Holder as security for the indemnification obligations of the Selling Shareholders as set forth in Paragraph 8 of this Agreement in accordance with the Escrow Agreement attached hereto as Exhibit A. The Escrow Agreement shall indicate that (i) promptly after the date which is one (1) year from the Closing Date, Escrow Holder shall release to the Selling Shareholders one half of the originally Pledged Candie's Shares less the number of Pledged Candie's Shares having an aggregate value equal to the amount of any outstanding indemnification obligations which have been claimed by Candie's or Buyer in accordance with Paragraph 8 of this Agreement (the "Indemnification Shares"), and (ii) promptly after the date which is two (2) years from the Closing Date, Escrow Holder shall release to the Selling Shareholders the remaining Pledged Candie's Shares, less the number of



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Indemnification Shares, if any, necessary, at such date, to satisfy outstanding indemnification obligations claimed by Candie's. For purposes of determining the number of Pledged Candie's Shares under the previous two sentences, the value of each share of Candie's Common Stock shall be deemed to be the greater of (i) the closing sale price of a share of Candie's Common Stock on the Closing Date, or
(ii) the closing sale price of a share of Candie's Common Stock on the date on which the Pledged Candie's Shares are released by the Escrow Holder or applied in payment of the indemnification obligations in question.

     2.4. Allocation of the Purchase Price. The Purchase Price shall be allocated as set forth in Schedule 2.4 attached hereto. In this regard, the parties hereto agree that (i) the Initial Candie's Shares shall be valued at a price per share equal to the closing price of a share of Candie's Common Stock on the Closing Date, and (ii) the Additional Candie's Shares, if any, shall be valued at the Post Closing Valuation Price Per Share. Neither Candie's nor the Selling Shareholders shall take any position inconsistent with such allocation and in the event any Additional Candie's Shares are issued, the allocation of the Purchase Price shall be adjusted on a pro rata basis in accordance with the allocation set forth on Schedule 2.4. Candie's and the Selling Shareholders shall take all steps necessary to make a timely election under Sections 338(g) and 338(h)(10) of the Internal Revenue Code of 1986, as amended (the



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"Code") and any comparable election under state, local or foreign tax law, except California (collectively, the "Section 338(h)(10) Election") with respect to the transaction contemplated in this Agreement. The Selling Shareholders shall pay all taxes attributable to the making of the Section 338(h)(10) Election. In particular and not by way of limitation, in order to effect the
Section 338(h)(10) Election, Candie's and the Selling Shareholders shall jointly execute all necessary copies of Internal Revenue Service Form 8023 and all attachments required to be filed therewith pursuant to applicable Treasury Regulations.

     3. Closing.

     3.1. Closing Date. The closing of the purchase and sale provided for herein (the "Closing") shall take place at 12:00 P.M., New York time, on September 24, 1998 at the offices of Tenzer Greenblatt LLP, or at such other place, time and date as may hereafter be mutually agreed upon by the parties (such time and date of Closing being hereinafter called the "Closing Date").

     3.2. Action by Buyer. Subject to the terms and conditions herein contained, on the Closing Date, Buyer and Candie's shall deliver to the Selling Shareholders (in addition to the documents and instruments to be delivered by it pursuant to paragraph 4 hereof), in payment of the Purchase Price for the



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Company Shares (subject to delivery of the Pledged Candie's Shares to the Escrow
Holder as provided in section 2.3), stock certificates, representing in the aggregate the Initial Candie's Shares, registered in the name of each of the Selling Shareholders, which certificates shall be issued to each Selling Shareholder pro rata in accordance with their respective share ownership of the Company as of the Closing Date.

     3.3. Action by the Company and Selling Shareholders. Subject to the terms and conditions herein contained, on the Closing Date, the Company and/or the Selling Shareholders, as the case may be, shall deliver to Buyer (in addition to the documents and instruments to be delivered by it or them pursuant to paragraphs 2 and 4 hereof) (i) stock certificates, representing all the Company Shares issued and outstanding, which certificates shall be endorsed in blank or accompanied by stock powers endorsed in blank and accompanied by the requisite stock transfer stamps; and (ii) the third party consents and governmental and administrative approvals set forth on Schedule 5.5.

     4. Covenants of the Parties.

     4.1. Further Assurances. Subject to the terms and conditions provided herein, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law or regulation to consummate and



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make effective the transactions contemplated under this Agreement in accordance with the terms hereof. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as may be necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

     4.2. Financial Audit. Promptly after execution of this Agreement, the Company shall retain Stonefield Josephson, Inc. an accounting corporation ("Stonefield") to conduct an audit of the Company's financial statements for each of the three years ended December 31, 1995, 1996 and 1997 (the "Audit") and a review of the Company's financial statements for the six month periods ended June 30, 1998 and June 30, 1997 (the "Review"). The audited financial statements shall be accompanied by an unqualified audit report of Stonefield and the reviewed financial statements shall be accompanied by a review report of Stonefield. The Audit and the Review shall be completed within seventy (70) days of the Closing Date, and the results thereof shall be delivered to Buyer and Candie's in a format suitable for Candie's to incorporate such financial statements in its required securities filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Buyer, Candie's, the Company and the Selling Shareholders shall each use their best efforts to cooperate with Stonefield in completing such Audit and Review.



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     Failure by the Selling Shareholders to deliver an unqualified opinion of
Stonefield on the audited and reviewed financial statements, respectively, within seventy (70) days following the Closing Date, shall constitute a material breach of this Agreement, for which the exclusive remedy shall be as set forth in this paragraph. In the event of such a breach, the Selling Shareholders shall pay to the Buyer and Candie's an amount equal to the total cost incurred by Candie's (including reasonable legal fees and expenses) in connection with one
(1) long form registration statement filed by Candie's with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), which Candie's is required to file as a result of its failure to satisfy its Form 8-K financial statement filing requirements under the Exchange Act.

     The cost of the Audit and the Review shall be shared equally between the Selling Shareholders, on the one hand, and Candie's and the Buyer, on the other hand. Payment to Stonefield for the Audit and Review shall the responsibility of the Selling Shareholders. Upon request by the Selling Shareholders, the Buyer and Candie's shall promptly pay the Selling Shareholders their portion of the costs of the Audit and Review in cash or if the parties hereto mutually agree as an offset to amounts due hereunder.

     4.3. Consummation of Transaction. Each of the parties hereto shall use commercially reasonable efforts to cause all



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conditions precedent to his or its obligations and to the obligations of the other parties hereto to consummate the transactions contemplated hereby to be satisfied, including, but not limited to, using commercially reasonable efforts to obtain all required consents, waivers, amendments, modifications, approvals, authorizations, novations and licenses; provided, however, that nothing herein contained shall be deemed to modify any of the obligations imposed upon any of the parties hereto under this Agreement or any agreement executed and delivered pursuant hereto.

     4.4. Cooperation. Each of the parties hereto shall fully cooperate with the other parties hereto in preparing and filing any notices, applications, reports and other instruments and documents which are required by, or which are desirable in the opinion of any of the parties hereto in respect of, any statute, rule, regulation or order of any governmental or administrative body in connection with the transactions contemplated hereby.

     4.5. Accuracy of Representations. Prior to the Closing Date, neither party hereto shall enter into any transaction or take any action, and shall use commercial reasonable efforts to prevent the occurrence of any event, which would result in any of his or its representations, warranties or covenants contained in this Agreement or in any other agreement, document or instrument delivered pursuant hereto not to be true and correct, or not to



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be performed as contemplated, at and as of the time immediately after the occurrence of such transaction or event.

     4.6. Notice of Material Change.

     (a) The Company or one of the Selling Shareholders shall give Candie's and Buyer, prompt notice of (i) any material change in any of the information contained in the representations and warranties of the Company contained in paragraph 5 or in the schedules or exhibits thereto, which occurs prior to the Closing and (ii) any governmental or other complaints, investigations or hearings relating to the Company's business operations or assets prior to the Closing (or communications indicating that the same may be contemplated) or the receipt of any notice with respect to any requirement or obligation arising out of any applicable laws relating to its business operations prior to the Closing, or the institution of any litigation, action, claim, proceeding or threats relating to such business operations prior to the Closing, as well as keep Candie's and Buyer fully informed of material developments concerning such events.

     (b) Buyer and Candie's shall give the Selling Shareholders and the Company prompt notice of (i) any material change in any of the information contained in the representations and warranties of Buyer and Candie's contained in paragraph 6 or in the schedules or exhibits thereto, which occurs prior to the



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Closing and (ii) any governmental or other complaints, investigations or hearings relating to their respective business operations or assets prior to the Closing (or communications indicating that the same may be contemplated) or the receipt of any notice with respect to any requirement or obligation arising out of any applicable laws relating to its business operations prior to the Closing, or the institution of any litigation, action, claim, proceeding or threats relating to such business operations prior to the Closing, as well as keep the Selling Shareholders and the Company fully informed of material developments concerning such events.

     4.7. Liabilities, Inventory and Outstanding Receivables. (a) As of September 23, 1998, the Company has distributed to the Selling Shareholders, who in turn have contributed to Michael Caruso & Co. Partnership (the "Assignee"), the assets of the Company (other than those being retained by the Company as set forth on Schedule 4.7), subject to any and all liabilities of the Company as of September 23, 1998 other than those liabilities specified on Schedule 4.7. The liabilities transferred to Assignee shall be paid in full or assumed by Assignee. Candie's and Buyer hereby expressly acknowledge and consent to the transfers.

     (b) After the Closing Date, neither the Buyer, Candie's nor the Company shall be responsible for the collection of any outstanding account receivables and for the ultimate



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disposition of the transferred inventory subject to the mutual agreement of the parties hereto.

     4.8. Unearned Advances of Company's License Agreements. As of the Closing Date, the Company shall have available in immediately available funds the sum of $337,500 representing all unearned advances and other payments received under its existing license agreements with Jenna Lane, Inc. and M. Fine & Sons Manufacturing Company.

     4.9. Payment of Taxes Upon Transfer of Company Shares. The Selling Shareholders shall be responsible for, and shall pay, any and all income, sales, use, purchase, transfer and similar taxes, and any and all filing, recording, and similar fees, arising out of the transactions contemplated by this Agreement.

     4.10. Survival of Representations and Warranties. All representations and warranties made by or on behalf of each of the parties hereto in this Agreement or in any document or instrument delivered pursuant hereto shall, unless expressly provided otherwise herein, survive the Closing Date and the consummation of the transactions contemplated hereby for a period of two (2) years, except that those representations and warranties made by the Company and the Selling Shareholders in Sections 5.12, 5.14 and 5.18 with respect to taxes, ERISA and environmental matters, respectively, shall survive until the



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expiration of their respective statute of limitations under applicable law.

     4.11. Discharge of Liens. The Company shall cause all liens or encumbrances of any nature whatsoever upon any of the Company Shares and the Company's assets (the "Company Assets") to be terminated or otherwise discharged at or prior to the Closing other than those liens or encumbrances identified in Schedule 4.11 attached hereto.

     4.12. Registration Rights. Each of the Selling Shareholders and Candie's shall enter into a Registration Rights Agreement in substantially the form of Exhibit B attached hereto (the "Registration Rights Agreement") pursuant to which the Selling Shareholders, after the first anniversary of the Closing Date, but subject to the delivery of the financial statements and the provisions regarding payment of offering expenses required by Section 4.2, shall be entitled to make one written request for registration under the Securities Act of all of the Candie's Shares subject to applicable Nasdaq, SEC and other regulatory restrictions (the "Demand Registration"); provided, however, that Candie's shall have the right, in its sole and absolute discretion, to register the Candie's Shares prior to the first anniversary of the Closing Date. In addition, the Registration Rights Agreement shall provide that if at any time after the first anniversary of the date hereof, the Selling Shareholders are obligated to pay for a Candie's long form registration



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statement pursuant to Section 4.2 hereof, the Selling Shareholders shall be given "piggy back" registration rights with respect to such registration statement, subject to the limitation and approval of any underwriter of such registration statement.

     4.13. Lock-Up; Right of First Refusal. Candie's and the Selling Shareholders shall enter into a Lock-Up Agreement in substantially the form of Exhibit C attached hereto (the "Lock-Up Agreement") pursuant to which the Selling Shareholders shall not for a period of one (1) year after the Closing Date, transfer, assign, sell or otherwise dispose of the Candie's Shares. At any time following the expiration of the Lock-Up Agreement, Candie's shall have the right to purchase back from the Selling Shareholders any or all of the Candie's Shares prior to any public or private sale proposed by the Selling Shareholders of any of such Candie's Shares to a third party. The purchase price for the such buyback shall equal the closing sales price of the Candie's Common Stock as reported on the Nasdaq Stock Market on the date of such proposed sale or if sold pursuant to Rule 144 on the date the Form 144 is filed with the SEC. The Selling Shareholders shall give Candie's twenty-four (24) hours prior written notice of their intent to sell the Candie's Shares to any third party, and Candie's shall have an additional twenty-four (24) hour period from receipt of such notice to deliver written notice of its election to purchase any or all of such Candie's Shares from the Selling Shareholders. In the event that the Selling Shareholders
(i) elect to sell any of the Candie's Shares



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pursuant to Rule 144, and (ii) have filed the required notification of such proposed sale on Form 144 with the SEC and provided Candie's with notice and a copy thereof, then the Selling Shareholders shall be deemed to have given Candie's the requisite notice provided for in this Section 4.13 with respect to all such Candie's Shares covered by the applicable Form 144. In the event that Candie's decides to purchase any of such Candie's Shares, it shall have a period of three (3) business days from receipt by the Selling Shareholders of Candie's election to tender payment for such purchase. Notwithstanding anything to the contrary contained herein, Candie's shall not have the right to exercise its buyback right in the event that applicable corporate or securities law or any loan covenants made by Candie's to any of its lenders would prohibit such buyback.

     5. Representations and Warranties as to the Company. The Selling Shareholders hereby jointly and severally represent and warrant to Buyer as follows:

     5.1. Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it and has qualified to do business as a foreign corporation in the State of New York. There are no other states or jurisdictions in which the character and location of any of the



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properties owned or leased by the Company, or the conduct of its business, makes it necessary for it to qualify to do business as a foreign corporation. Copies of the Articles of Incorporation of the Company and all amendments thereto, and of the By-laws of the Company, as amended to date, have been furnished to Buyer and are complete and correct. The Company's minute books heretofore exhibited to Buyer contain in all material respects complete and accurate records of all meetings and other corporate actions of the Company's shareholders and Board of Directors (including committees of its Board of Directors).

     5.2. Capitalization. The authorized capital stock of the Company consists of 1,000 shares of Common Stock, no par value per share (the "Company Stock"), of which 400 shares are issued and outstanding, no shares are issued but not outstanding, and 600 shares are authorized and unissued. All issued shares of the Company Stock have been duly and validly issued and are fully paid and nonassessable. There are no outstanding options, warrants, rights, puts, calls, commitments, conversion rights, plans or other agreements of any character to which the Company is a party or otherwise bound which provide for the acquisition, disposition or issuance of any issued but not outstanding, outstanding, or authorized and unissued shares of Company Stock. There is no personal liability, and there are no preemptive or similar rights, attached to the Company Stock. Set forth on Schedule 5.2, is a complete and correct list of the names, addresses and record and beneficial stock ownership of all of the



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shareholders of the Company. No holder of any of the Company's securities has any rights, "demand," "piggy-back" or otherwise, to have such securities registered under the Act.

     5.3. Interests in Other Entities. Except as set forth on Schedule 5.3, the Company does not (A) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation, (B) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity, or (C) have any obligation, direct or indirect, present or contingent, (1) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any person or entity, or
(2) to share any profits or capital investments or both with any person or entity.

     5.4. Authority. The execution and delivery by the Company of this Agreement and of all of the agreements to be executed and delivered by it pursuant hereto, the performance by it of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Company (including, but not limited to, the unanimous consent of its shareholders and Board of Directors), and the Company has all necessary power with respect thereto. This Agreement is, and when executed and delivered by the Company and the Selling Shareholders each of the other agreements to be delivered by any or all of them pursuant hereto will be, the valid and binding obligation of the Company in accordance with its terms; except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     5.5. Noncontravention. Except as set forth on Schedule 5.5, neither the execution and delivery by the Company of this Agreement or of any agreement to be executed and delivered by it pursuant hereto, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by the Company of any of its obligations hereunder or thereunder, shall (nor with the giving of notice or the lapse of time or both would) (A) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-laws of the Company, or (B) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of material contractual benefits to the Company, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, or material license, agreement or other instrument or obligation to which it is a party or by which the Company or any of the assets of the Company (the "Company Assets") may be bound, or require any consent, approval or notice under the terms of any such document or instrument, or (C) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental or administrative authority which is applicable to the Company or any of the Company Assets, or (D) result in the creation or imposition of any lien, security interest, pledge, mortgage, easement, leasehold, assessment, covenant restriction, reservation, conditional sales, prior assignment, or other encumbrance of any nature whatsoever upon any of the Company Assets, or (E) interfere with or otherwise have an adverse effect on the Business after the Closing Date.

     5.6. Financial Statements. The Company has delivered to the Buyer and Candie's its unaudited balance sheets for the years ended, December 31, 1995, December 31, 1996 and December 31, 1997 (the "Unaudited Balance Sheets"), together with the related statements of income, changes in financial position and changes in stockholders' equity for the years ended on such dates, (the "Unaudited Financial Statements"). To the best knowledge of the Selling Shareholders, the Unaudited Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied, and in all material respects fairly present the financial position of the Company as at the dates thereof and its results of operations for the periods indicated, except that they are subject to normal recurring adjustments which might be required as a result of a year-end audit.

     The books and records of the Company are in all material respects complete and correct, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition of the Company as set forth in the aforementioned Unaudited Financial Statements. The Unaudited Financial Statements do not account for adjustments in connection with the transfer of certain of the Company's Assets set forth in Sections 4.7 and 5.16 hereof.

     5.7. Absence of Liabilities. Except as set forth on Schedule 5.7, the Company has no liabilities or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise.

     5.8 Properties. The Company has good, valid and marketable fee title to all of the real property and fixtures, and good and marketable title to all of the other properties and assets, reflected on the Unaudited Balance Sheets, or thereafter acquired, except properties or assets sold or otherwise disposed of in the ordinary course of business, and pursuant to Section 4.7 hereof, free and clear of any and all liens, liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings. All plants, structures and equipment which are utilized in the Business, or are material to the operations or condition (financial or otherwise) of the Company are owned or leased by the Company and are in good operating condition and repair (ordinary wear and tear excepted), and are adequate and suitable for purposes for which they are used. Schedule 5.8 sets forth all (A) real property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by the Company or which is subject to a title retention or conditional sales agreement or other security device, and (B) tangible personal property which is owned, leased (whether as lessor or lessee) or subject to contract or commitment of purchase or sale or lease (whether as lessor or lessee) by the Company.

     5.9. Litigation. Except as set forth on Schedule 5.9, there are no claims, suits, actions, arbitration, investigations, inquiry or other proceeding before any governmental agency, court or tribunal, domestic or foreign, or before any private arbitration tribunal, pending or, to the best of the knowledge of the Selling Shareholders, threatened, against or relating to the Company, the Business or any of the Company Assets; nor, is there any basis for any such claim, suit, action, arbitration, investigation, inquiry or other proceeding. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to the Company, the Business or any of the Company Assets, the effect of which is to limit, restrict, regulate, enjoin or prohibit any business practice in any area, or the acquisition of any properties, assets or businesses.

     5.10. No Violation of Law. The Company is not engaging in any activity or omitting to take any action as a result of which it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to the Company, the Business or any of the Company Assets, including, but not limited to, those relating to: occupational safety and health; environmental and ecological protection (e.g., the use, storage, handling, transport or disposal of pollutants, contaminants or hazardous or toxic materials or wastes, and the exposure of persons thereto); business practices and operations; labor practices; employee benefits; and zoning and other land use.

     5.11. Intellectual Property.

     (a) Schedule 5.11 contains a complete and accurate list of:

          (1) United States and foreign trademarks, service marks, marks, brand names, applications, and registrations therefor used or owned by the Company (hereinafter MARKS);

          (2) U.S. copyright applications, and registrations (hereinafter COPYRIGHTS) used or owned by the Company; and

          (3) Licenses and other agreements to which the Company is a party or otherwise bound which relate to the MARKS and/or COPYRIGHTS.

     (b) The Company owns all right, title and interest in the applications and the registrations for the MARKS and the COPYRIGHTS.

     (c) To the best of the Selling Shareholders' knowledge, except as set forth in Schedules 5.9 and 5.11:

          (1) no proceedings have been instituted, are pending, or are threatened which challenge the rights of the Company in the MARKS and/or COPYRIGHTS;

          (2) the Company's use of the MARKS and/or COPYRIGHTS does not violate any laws, statutes, ordinances, or regulations, or presently infringes upon or violates any rights of others;

          (3) the Company's MARKS and/or COPYRIGHTS are not presently being infringed by others; and

          (4) the Company's use of its MARKS and/or COPYRIGHTS are not the subject of any outstanding order, decree, judgment, stipulation, or agreement which limit or restrict their use.

     5.12. Tax Matters. The Company has filed with the appropriate governmental agencies all tax returns and reports required to be filed by it for the past five (5) taxable years, and has paid in full all taxes, interest, penalties, assessments and deficiencies shown to be due or claimed to be due on such tax returns and reports. The Company has currently and upon the Closing will have in effect a valid election qualifying the Company as an S Corporation for United States Federal Income Tax purposes and similar elections under corresponding state, local and foreign income tax laws. The provision for income and other taxes which is set forth on the Unaudited Balance Sheets is adequate for all accrued and unpaid taxes of the Company as of such respective dates of such Balance Sheets, whether (A) incurred in respect of or measured by income of the Company for any periods prior to the close of business on that date, or (B) arising out of transactions entered into, or any state of facts existing, on or prior to that date. The provision for income and other taxes which is set forth on the books of account of the Company is adequate for all income and other taxes which accrued after January 1, 1998 and prior to the Closing. The Company has not executed or filed with any taxing authority any agreement extending the period for the assessment or collection of any income or other taxes, and is not a party to any pending or, to the best of the knowledge of the Company, threatened, action or proceeding by any governmental authority for the assessment or collection of income or other taxes. The United States federal income tax returns of the Company have not been examined by the Internal Revenue Service ("the IRS") within the last ten (10) years.

     5.13. Employee Arrangements. As of the Closing Date, the Company will have no employees and will not be subject to any union, collective bargaining, employment, management, termination or consulting agreements or any compensation plans and arrangements; bonus and incentive plans and arrangements; deferred compensation plans and arrangements; pension and retirement plans and arrangements; profit-sharing and thrift plans and arrangements; stock purchase and stock option plans and arrangements; hospitalization and other life, health or disability insurance or reimbursement programs; holiday, sick leave, severance, vacation, tuition reimbursement, personal loan and product purchase discount policies and arrangements; and other plans or arrangements providing for benefits for employees.

     5.14. ERISA.

     The Company has no "employee pension benefit plan", as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and no "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA, which is maintained by the Company or to which it contributes or is obligated or required to contribute.

     5.15. Certain Business Matters. There are no pending, or to the best of the knowledge of the Company threatened, labor disputes or other labor related claims and, to the best of the knowledge of the Company, no union representation questions exist, and there are no organizing activities, in respect of any of the former employees of the Company, (A) the product and service warranties given by the Company or by which it is bound entail no greater obligations than are customary in the business of the Company and (B) the Company is not a party to or bound by any agreement which limits its freedom to compete in any line of business or with any person, or which is otherwise materially burdensome to it.

     5.16. Assumed Contracts. In accordance with Section 4.7, the Assignee has assumed all of the Company's contracts other than those set forth on Schedule
5.16 of this Agreement or in any other agreement of the parties with respect hereto. Schedule 5.16 is a complete and correct list of all contracts, commitments, indentures, mortgages, obligations, agreements and undertaking to which the Company is currently a party or otherwise bound and which the Buyer has assumed. Complete and correct copies of all such assumed contracts, commitments, indentures, mortgages, obligations, agreements and undertakings set forth on Schedule 5.16 delivered pursuant to this Agreement have been furnished by the Selling Shareholders to Buyer, and except as expressly stated on such Schedule, to the best of the knowledge of the Selling Shareholders (A) each of them is in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is in default thereunder, and, to the best of the knowledge of the Selling Shareholders, no event, occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a default or right of cancellation, acceleration or loss of contractual benefits thereunder; (B) there has been no threatened cancellations thereof, and there are no outstanding disputes thereunder; and (C) none of them is materially burdensome to the Company. None of the provisions of such contracts, instruments or agreements violates any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court having jurisdiction over the Company, the Business or the Company's Assets.

     5.17. Approvals. Schedule 5.17 is a complete and correct list of all governmental and administrative consents, permits, appointments, approvals, licenses, certificates, franchises and other authorizations which are necessary for the operation of the Business or to own or operate the Company's Assets, all of which have been obtained by the Company and are in full force and effect. There are no proceedings pending or threatened, or any basis therefor, seeking to cancel, terminate or limit such consents, permits, appointments, approvals, licenses, certificates, franchises or other authorizations.

     5.18 Environmental Matters. Except as set forth on Schedule 5.18, (i) the properties and facilities of the Company are not being and for the past five years, have not been used to make, store, handle, treat, dispose, generate, or transport hazardous substances in violation of any Environmental Law (as defined herein); (ii) for the past five years, hazardous substances have not been made, stored, handled, treated, disposed of, generated, or transported on or from the properties and facilities of the Company, except in accordance with applicable Environmental Law then in effect; (iii) the properties, facilities and operations of the Company comply in all material respects with all applicable Environmental Laws; (iv) none of the properties, facilities or operations of the Company is subject to any currently pending judicial or administrative proceedings alleging the violation of any Environmental Law; (v) to the best of the Selling Shareholders' knowledge, none of the properties, facilities or operations of the Company is the subject of Federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent, any petroleum or petroleum product, or any other hazardous, illegal or unlawful substance into the environment; (vi) for the past five years, the Company has not filed nor is presently required to file any notice under any Federal, state, or local law indicating past or present treatment or disposal of a hazardous waste, hazardous substance or any petroleum or petroleum product, or reporting a spill or release of a hazardous or toxic waste, substance or constituent, any petroleum or petroleum product, or any other substance into the environment; and (vii) during the past five years, the Company has not received notice nor is aware of any contingent liability in connection with any release of any hazardous or toxic waste, substance or constituent, any petroleum or petroleum product, or any other substance into the environment.

     For purposes hereof, "Environmental Laws" means all Federal, state and local laws, rules, regulations, permits, orders, judgments, injunctions and decrees relating to hazardous substances and environmental matters applicable to the Business and the facilities of the Company (whether or not owned by it). Such laws and regulations include, without limitation, the Resource Conservation and Recovery Act of 1976 ("RCRA"); the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"); the Toxic Substance Control Act; the Clean Water Act; and the Clean Air Act, all as amended from time to time; state and Federal superlien and environmental cleanup programs; and U.S. Department of Transportation hazardous materials transportation regulations. The terms "hazardous substance" and "release" shall have the meanings specified in CERCLA and the terms "solid waste" and "disposed," the meaning specified in RCRA as of the Closing Date; provided, further, however, that to the extent a parcel of real property is situated in a state or other jurisdiction in which as of the Closing Date, the applicable Environmental Laws may establish a meaning for "hazardous substance," "release," "solid waste," or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

     5.19. Information as to the Company. None of the representations or warranties made by the Company or any of the Selling Shareholders in this Agreement or in any agreement executed and delivered by or on behalf of any of them pursuant hereto are false or misleading in any material respect with respect to any fact, or omit to state any material fact necessary in order to make the statements therein contained not misleading.

     5.20. Tax Election. The Selling Shareholders and the Company are eligible to make an election under Sections 338(g) and 338(h)(10) of the Code, and any corresponding election available under state or local tax law provisions of each state in which the Selling Shareholders file an income or franchise tax return, with respect to the sale and purchase of the Company Shares.

     6. Representations and Warranties as to the Selling Shareholders. The Selling Shareholders hereby jointly and severally represent and warrant to Buyer as follows:

     6.1. Standing and Authority. Each Selling Shareholder has the right, power, legal capacity and authority to enter into this Agreement and to carry out its respective obligations hereunder, including without limitation the execution and delivery of the Lock Up Agreement. This Agreement constitutes, and each agreement to be executed and delivered by any Selling Shareholder pursuant hereto will be the valid and binding obligation of the Selling Shareholder enforceable against each of them in accordance with their respective terms ; except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     6.2. Ownership of the Company Shares. Each of the Selling Shareholders is the record and beneficial owner of that number of Company Shares set forth opposite such Selling Shareholders' name in the chart annexed hereto as Schedule
6.2. Each Selling Shareholder has good and marketable title to such Company Shares, free and clear of any liens or other claims, security interests, pledges, or encumbrances of any nature whatsoever. All such Company Shares are duly authorized, validly issued, fully paid and nonassessable and each Selling Shareholder has complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver its Company Shares to Buyer, and upon delivery to Buyer of the certificates representing such Company Shares, either endorsed in blank for transfer or together with appropriately executed stock powers with respect thereto, Buyer shall acquire good and marketable title to such Company Shares, free and clear of any liens or encumbrances of any nature whatsoever.

     6.3. Noncontravention. Neither the execution and delivery by the Selling Shareholders of this Agreement or of any agreement to be executed and delivered pursuant hereto, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by the Selling Shareholders of any of their respective obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (A) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of the Company, or (B) give rise to a material default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of material contractual benefits to the Company under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company is a party or by which it may be bound, or require any consent, approval or notice under the terms of any such document or instrument, or (C) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to the Company or any of them, or (D) result in the creation or imposition of any Liens upon any of the Company Shares or the Company Assets.

     6.4. Non-Registration of Securities. Each Selling Shareholder understands that the Candie's Shares received by him pursuant to this Agreement are not registered under the Act, or under applicable state securities laws, in reliance upon exemption contained in the Act and such laws and any applicable regulations promulgated thereunder or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless the Candie's Shares are subsequently so registered pursuant to the terms of this Agreement or qualify for exemption from registration under the Act and such applicable state securities laws; and the certificates of such Candie's Shares shall bear an appropriate legend to that effect.

     6.5. Information as to the Selling Shareholders. None of the representations or warranties made by any Selling Shareholder in this Agreement or in any agreement executed and delivered by or on behalf of any of them pursuant hereto are false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein contained, in light of the circumstances, under which they were made, not misleading.

     7. Representations and Warranties as to Buyer and Candie's. Candie's and Buyer hereby jointly and severally represents and warrants to the Company and the Selling Stockholders as follows:

     7.1. Organization, Standing and Power. Each of Candie's and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it.

     7.2. Authority. The execution and delivery by Candie's and Buyer of this Agreement and of each agreement to be executed and delivered by each of them pursuant hereto, the compliance by Candie's and Buyer with the provisions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of each of them and Candie's and Buyer have all necessary corporate power with respect thereto. This Agreement is, and when executed and delivered by Candie's and Buyer, each other agreement to be executed and delivered by each of them pursuant hereto will be, the valid and binding obligation of each of them in accordance with its terms. Neither the execution and delivery by Candie's and Buyer of this Agreement or of any of the aforementioned other agreements, nor the consummation of the transactions contemplated hereby or thereby, nor the compliance by Candie's and Buyer with the provisions hereof and thereof, will (nor with the giving of notice or the lapse of time or both, would) conflict with or result in a violation of any provision of the Certificate of Incorporation or By-laws of either of them, or in the breach of any material agreement to which either of them is a party or otherwise bound or violates any order, writ, injunction, decree, law statute, rule or regulation of any court or governmental or administrative authority which is applicable to Candie's and the Buyer.

     7.3. Candie's Shares. The Candie's Shares, when issued to the Selling Shareholders, will be duly authorized and validly issued, fully paid and non-assessable, will be delivered hereunder free and clear of any lien, claim, security interest, pledge or other encumbrance of any nature whatsoever, except
(i) that the Candie's Shares will be "restricted securities" as such term is defined in the rules and regulations of the SEC and will be subject to restrictions on transfers pursuant to such rules and regulations and State laws,
(ii) Candie's Shares shall be subject to the Lock-Up Agreement and (iii) the Pledged Candie's Shares shall be subject to the provisions of Section 2.3 hereof.

     7.4. Candie's SEC Filings; Financial Statements.

     (a) As of the date hereof, Candie's has filed all forms, reports and documents required to be filed by Candie's with the SEC (collectively, the "Candie's SEC Reports"). The

Candie's SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a subsequent filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Candie's SEC Reports or necessary in order to make the statements in such Candie's SEC Reports, in the light of the circumstances under which they were made, not misleading. To the best of the knowledge of Candie's, there is no material adverse information with respect to Candie's which a reasonable investor would consider material in making an investment decision in a similar situation.

     (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Candie's SEC Reports, (the "Candie's Financial Statements"), complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the SEC), and fairly presented or will fairly present the consolidated financial position of Candie's as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     7.5. Noncontravention. Neither the execution and delivery by the Buyer and Candie's of this Agreement or of any agreement to be executed and delivered by either of them pursuant hereto, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by the Buyer and Candie's of any of their respective obligations hereunder or thereunder, shall (nor with the giving of notice or the lapse of time or both would) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of material contractual benefits to the Buyer and Candie's, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, or material license, agreement or other instrument or obligation to which it is a party or by which the Buyer and Candie's or any of the assets of the Buyer and Candie's may be bound, or require any consent, approval or notice under the terms of any such document or instrument.

     8. Indemnification

     8.1. Indemnification by the Selling Shareholders. The Selling Shareholders hereby jointly and severally agree to indemnify and hold Buyer and Candie's harmless from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) which Buyer or Candie's may sustain, suffer or incur (including reasonable legal fees) and which arise out of, are caused by, relate to, or result or occur from or in connection with (i) the breach by the Company or any of the Selling Shareholders of any representation, warranty or covenant made by him or it in this Agreement or in any agreement or instrument executed and delivered pursuant hereto and
(ii) the operation of the business of the Company prior to the Closing Date.

     The aggregate amount of the Selling Shareholders' liability under this Paragraph 8 shall not exceed the Purchase Price. The Selling Shareholders shall not have any immediate indemnification obligation under this Paragraph 8 for any losses suffered by the Buyer and/or Candie's which aggregate less than Twenty-Five Thousand ($25,000) Dollars. Candie's, the Buyer and the Selling Shareholders shall in good faith negotiate a resolution as to which party shall be responsible for satisfaction of those losses aggregating less than Twenty-Five Thousand Dollars ($25,000). All losses and liabilities which are, individually or in the aggregate, in excess of Twenty-Five Thousand Dollars ($25,000) shall be the immediate obligation of the Selling Shareholders. This indemnification obligation shall also apply to claims directly by Buyer or Candie's against any Selling Shareholder as well as to third party claims. Subject to compliance with provisions of the Escrow Agreement, all indemnification obligations due to the Buyer and/or Candie's under this Agreement, shall first be satisfied from the Pledged Candie's Shares, and to the extent unsatisfied from the Pledged Candie's Shares, shall be promptly paid to Buyer and/or Candie's.

     8.2. Indemnification by Buyer and Candie's. Buyer and Candie's hereby jointly and severally agree to indemnify and hold the Selling Shareholders harmless from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto), which either of them may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (i) the breach by Buyer or Candie's of any representation, warranty or covenant made by it in this Agreement or in any agreement or instrument executed and delivered pursuant hereto; (ii) the maintenance of the Trademarks and License Agreements; (iii) the Bongo's Cuban Cafe and Skechers litigation; (iv) the improper use by third parties as it relates solely to the unauthorized use and/or distribution of certain labels, from an intellectual property perspective, listed on Schedule 8.2 in connection with these goods which have been previously manufactured by such third parties without any commitment to do so by the Company, and for which no obligation exists as of the date hereof for the Company or the Selling Shareholders to purchase such goods, and for which the Buyer shall have no obligation to purchase such goods and (v) the operation of the business of the Company subsequent to the Closing Date.

     The aggregate amount of Buyer's and/or Candie's liability under this paragraph 8 shall not exceed the Purchase Price. The Buyer and Candie's shall not have any immediate indemnification obligation under this Paragraph 8 for any losses suffered by the Selling Shareholders which aggregate less than Twenty-Five Thousand ($25,000) Dollars. The Selling Shareholders and the Buyer and/or Candie's shall in good faith negotiate a resolution as to which party shall be responsible for satisfaction of those losses aggregating less than Twenty-Five Thousand Dollars ($25,000). All losses and liabilities which are, individually or in the aggregate, in excess of Twenty-Five Thousand Dollars ($25,000) shall be the immediate obligation of Buyer and/or Candie's. This indemnification obligation shall



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



also apply to claims directly by the Selling Stockholders against Buyer and Candie's as well as to third party claims.

     8.3. Third Party Claims. If a claim by a third party is made against any party or parties hereto and the party or parties against whom said claim is made intends to seek indemnification with respect thereto under this paragraph 8, the party or parties seeking such indemnification shall promptly notify the indemnifying party or parties, in writing, of such claim; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party or parties hereunder unless such failure materially and adversely affects the indemnifying party or parties. The indemnifying party or parties shall have ten (10) days after said notice is given to elect, by written notice given to the indemnified party or parties, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld) and at their sole risk and expense, the good faith settlement or defense of such claim, and the indemnified party or parties shall cooperate with the indemnifying parties in connection therewith; provided: (i) in the case of the Selling Shareholders as the indemnifying party or parties, they shall not thereby permit to exist any lien, encumbrance or other adverse change upon any of the Company's assets, properties or the Business, and (ii) the indemnified party or parties shall be entitled to participate in such settlement or defense through counsel chosen by the



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



indemnified party or parties, provided that the fees and expenses of such counsel shall be borne by the indemnified party or parties. So long as the indemnifying party or parties are contesting any such claim in good faith, the indemnified party or parties shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the indemnified party or parties shall have the right to pay or settle any such claim at any time, provided that in such event they shall waive any right of indemnification therefor by the indemnifying party or parties. If the indemnifying parties do not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the indemnifying parties fail to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the indemnified party or parties shall have the right to contest, settle or compromise the claim at their exclusive discretion, at the risk and expense of the indemnifying parties to the full extent set forth in subparagraph
8.1 or 8.2 hereof, as the case may be. The provisions of this Section 8.3 shall also apply to claims made directly by any of the parties hereto against each other.

     8.4. Exclusive Remedy. Except as specifically provided in Section 4.2 of this Agreement, the provisions of this paragraph 8 shall be the sole and exclusive remedy of the parties hereto with respect to any and all claims relating to or arising out of a breach of any representation, warranty, covenant or agreement made by any other party hereto in this Agreement; provided, however, nothing shall be deemed to prohibit or limit the right of any of the parties hereto to at any time seek injunctive or other equitable relief based upon the failure of any of the other parties hereto to perform any covenant or agreement contained herein or any other agreement executed by the parties hereto with respect to the subject matter hereof. Each of the parties hereto shall make any indemnification claims pursuant to this paragraph 8 on or prior to the date which the relevant representation or warranty shall expire. The failure to make a claim within the time period prescribed herein shall constitute a bar against any party making such claim.

     9. Nondisclosure.

     9.1. "Confidential Information" Defined. As used in this paragraph 9, the term "Confidential Information" shall mean any and all information (oral and written) relating to the Business or the Company Assets of the Company, on the one hand and relating to the business of Candie's, on the other hand, other than such information which can be shown to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of a breach of the provisions of subparagraph 9.2 below, including, but not limited to, information relating to: identity and description of goods and services used; purchasing; costs;

pricing; machinery and equipment; manufacturing processes; technology; research; test procedures and results; customers and prospects; marketing; and selling and servicing. Between the date hereof and the Closing Date, each of the Company and Buyer may, directly and/or through its representatives, make such investigation of the other party and as such party deems necessary or advisable, but such investigation shall not affect any of the representations and warranties of either party contained herein or in any other instrument or document delivered pursuant hereto. Each of the Buyer, Candie's, the Company and Selling Shareholders shall not disclose or use any Confidential Information, it obtains in connection with the foregoing, other than in connection with the transactions contemplated hereby. In the event that the purchase and sale transaction provided for herein is not consummated for any reason whatsoever, each of the parties shall return to the other all documents, workpapers and other written materials which were obtained by it during the course of such investigation which constitute Confidential Information.

     9.2. Nondisclosure of Confidential Information. The parties shall not at any time, directly or indirectly, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever.

     10. Legal Opinions.




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



     10.1. Opinion of Counsel for the Company and the Selling Shareholders. Simultaneously with the execution and delivery of this Agreement, the Company and the Selling Shareholders shall cause Jeffer, Mangels, Butler & Marmaro LLP to deliver an opinion to the Buyer and Candie's, dated the Closing Date, in substantially the form of Exhibit D attached hereto.

     10.2. Opinion of Counsel for Candie's and the Buyer. Simultaneously with the execution and delivery of this Agreement, Candie's and the Buyer shall cause Tenzer Greenblatt LLP to deliver an opinion to the Selling Shareholders, dated the Closing Date, in substantially the form of Exhibit E attached hereto.

     11. Brokers.

     Each of Candie's, Buyer, the Company and the Selling Shareholders represents and warrants to the other that other than Salomon Smith Barney, Inc. with respect to Candie's and Buyer and The Westheimer Company with respect to the Selling Shareholders and the Company, it has not engaged or dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement, and each of the parties shall indemnify and hold the other harmless from and against any and all claims or liabilities asserted by or on behalf of any alleged broker or finder for finder's fees, commissions, brokerage fees or like payment.

     12. Miscellaneous Provisions.

     12.1. Expenses. Except as otherwise provided in this Agreement, each of the parties hereto shall pay his or its own costs and expenses in connection with this Agreement and the transactions contemplated hereby. For purpose of this Agreement, the expenses of the Company shall be the expenses of the Selling Shareholders.

     12.2. Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

     12.3. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as of the earlier of the date delivered or mailed if delivered personally by overnight courier or mailed by express, registered or certified mail, (postage prepaid, return receipt requested), or by facsimile transmittal, confirmed by express, certified or registered mail, as follows:

         If to Buyer, to:            Candie's Inc.
                                     2975 Westchester Avenue



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



                                     Purchase, NY 10577

                                     Attn:  Neil Cole,
                                            Chairman of the Board

         Copy to:                    Tenzer Greenblatt LLP
                                     405 Lexington Avenue
                                     New York, New York  10174

                                     Attn: Michael S. Mullman, Esq.

         If to the Company, to:      Michael Caruso & Co., Inc.
                                     2925 Mountain Maple Lane
                                     Jackson, Wyoming  83001
                                     Attn: Michael Caruso, President

         Copy to:                    Jeffer, Mangels,
                                     Butler & Marmaro, LLP
                                     2121 Avenue of the Stars
                                     Los Angeles, CA 90067
                                     Attn:  Joel Berman, Esq.


         If to any or all of the
         Selling Shareholders, to:   Michael Caruso
                                     2925 Mountain Maple Lane
                                     Jackson, Wyoming  83001

                                     Gene Montesano
                                     2501 Sycamore Canyon Drive
                                     Montecito, CA  93108

         Copy to:                    Jeffer, Mangels,
                                     Butler & Marmaro LLP
                                     2121 Avenue of the Stars
                                     Los Angeles, CA 90067
                                     Attn:  Joel Berman, Esq.

or to such other address as any party shall have designated by like notice to the other parties hereto (except that a notice of change of address shall only be effective upon receipt).

     12.4. Amendment. This Agreement may only be amended by a written instrument executed by each of the parties hereto.




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



     12.5. Entire Agreement. This Agreement (together with the other agreements and documents being delivered pursuant to or in connection with this Agreement) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

     12.6. Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

     12.7. Assignment and Benefits. Prior to the Closing Date, neither this Agreement nor any rights, interests or obligations hereunder may be assigned (by operation of law or otherwise) by any party hereto without the prior written consent of all of the parties hereto. This Agreement shall inure to the benefit of and bind the respective parties's successors or permitted assigns.

     12.8. Binding Effect; Benefits. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing herein contained, express or implied, is intended to confer upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

     12.9. Waiver, etc. The failure of any of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of any of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

     12.10. Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction(s) shall be, as to such jurisdiction(s), ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     12.11. Announcements. No party hereto shall issue any press release or otherwise divulge the existence of this Agreement or the transactions contemplated hereby without the



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



prior approval of the other parties hereto, except as may be required by applicable law or the applicable rules or regulations of any stock exchange.

     12.12. Schedules. The Schedules delivered pursuant to this Agreement are an integral part hereof. Each such Schedule shall be in writing, shall indicate the subparagraph pursuant to which it is being delivered, and shall be initialled by the delivering party.

     12.13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.




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




     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

                                         LICENSING ACQUISITION CORP.


                                         By: /s/ Neil Cole
                                             --------------------------
                                             Neil Cole, President


                                         CANDIE'S, INC.


                                         By:  /s/ Neil Cole
                                             --------------------------
                                             Neil Cole, President

                                         MICHAEL CARUSO & CO., INC.


                                         By:  /s/ Michael Caruso
                                             --------------------------
                                             Michael Caruso, President


                                         /s/ Michael Caruso
                                         ------------------------------
                                         Michael Caruso, Trustee of the
                                         Claudio Trust dated February 2,
                                         1990


                                         /s/ Gene Montesano
                                         ------------------------------
                                         Gene Montesano




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